Consent Of Independent Certified Public Accountants



Air Packaging Technologies, Inc.
Valencia, California

     We hereby consent to the incorporation by reference in the Prospectus constituting a part of this registration statement reference of our report dated March 3, 2000, except for Note 17 as to which the date is March 27, 2000, relating to the consolidated financial statements and schedule of Air Packaging Technologies, Inc. appearing in the Company's Annual Report on Form 10K for the year ended December 31, 1999. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus.

/s/ BDO SEIDMAN, LLP

BDO SEIDMAN, LLP
Los Angeles, California
November 15, 2000